As filed with the Securities and Exchange Commission on April 13, 1999.

                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------

NEOPROBE CORPORATION                               (Exact Name of Registrant as Specified in Its Charter)

DELAWARE                                           (State of Incorporation)

31-1080091                                         (I.R.S. Employer Identification Number)

425 Metro Place North
Suite 300
Dublin, Ohio 43017-1367                            (Address of Registrant's Principal Executive Offices)

(614) 793-7500                                     (Telephone Number of Registrant's Principal Executive Offices)

Robert S. Schwartz, Esq.                           (Name, Address, and Telephone Number, of Agent for Service)
Benesch, Friedlander, Coplan & Aronoff LLP
88 East Broad Street, Suite 900
Columbus, OH 43215-3506
(614) 223-9300

----------------

Approximate date of commencement of proposed sale to the public:

as soon as possible after the effective date of this registration statement

----------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Title of each               Proposed                Proposed            Maximum                    Amount
class of                    Amount                  maximum             aggregate                  of
securities                  to be                   offering price      offering price             registration
to be registered            registered (2)          per unit(3)                                    fee
----------------------------------------------------------------------------------------------------------------
common stock,               5,124,835               $0.8125             $4,163,928.44              $1,157.58 (4)
par value $.001
per share (1)
----------------------------------------------------------------------------------------------------------------

(1) Each share of common stock carries one Right to purchase a unit which currently consists of one-hundredths of a share of Series A Junior Participating Preferred Stock, par value $.001 per share, pursuant to a Rights Agreement dated July 18, 1995.
(2) Pursuant to Rule 416, this Registration Statement also relates to an indefinite number of shares of common stock issuable as stock dividends or to prevent dilution.
(3) Based upon the average of the high and low prices of common stock on April 9, 1999 pursuant to rule 457(c).
(4) Pursuant to paragraph (a) of Rule 429, the Prospectus contained herein also relates to Registration Statement No. 33-72700; 723,115 shares of common stock out of the 5,711,965 shares registered under No. 33-72700 are being carried forward. A registration fee of $10,956.14 was paid to register the 5,711,965 shares of common stock under No. 33-72700, $1,387 of which is allocable to the 723,115 shares of common stock being carried forward under this Registration Statement. The Prospectus contained herein also relates to Registration Statement No. 33-73622; 45,661 shares of common stock out of the 1,978,344 shares registered under No. 33-73622 are being carried forward. A registration fee of $2,100.23 was paid to register the 1,978,344 shares of common stock under No. 33-73622, $48.47 of which is allocable to the 45,661 shares of common stock being carried forward under this Registration Statement. The Prospectus contained herein also relates to Registration Statement No. 333-15989; all 125,805 shares of common stock registered under No. 333-15989 are being carried forward. A registration fee of $507.51 was paid to register the 125,805 shares of common stock under No. 333-15989, all of which is allocable to the 125,805 shares of common stock being carried forward under this Registration Statement.

---------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

---------------------------------


PURSUANT TO RULE 429 THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO REGISTRATION STATEMENTS NOS. 33-72700; 33-73622; 333-15989.

PROSPECTUS


[NEOPROBE LOGO]

                        6,019,416 SHARES OF COMMON STOCK



    The Selling Shareholders named in this Prospectus (page 10) may sell up to 6,019,416 shares of common stock of Neoprobe Corporation at prices based on market conditions at the time of sale. The Selling Shareholders may make these sales at any time that they choose. Neoprobe will not receive any of the proceeds of the sale of common stock by the Selling Shareholders.

    The common stock is listed on the Nasdaq National Market under the symbol "NEOP." On April 12, 1999, the closing price for the common stock was $0.75.

    The Selling Shareholders may sell their shares of common stock through brokers selected by them individually. The Selling Shareholders may compensate their brokers for selling shares by giving them discounts on the shares they are selling or paying them commissions and fees in amounts set through negotiations between them and their brokers.

    Neoprobe is located at 425 Metro Place North, Suite 300, Dublin, Ohio 43017, and its telephone number is (614) 793-7500.

                                -----------------

                    SEE "RISK FACTORS," BEGINNING ON PAGE 2.

                                -----------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED NOR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                -----------------

                                 April 13, 1998

                                  RISK FACTORS

LIMITED HISTORY; CONTINUING NET LOSSES; ACCUMULATED DEFICIT

    Neoprobe began active marketing of its gamma radiation detection devices for use in intraoperative lymphatic mapping (ILM) in 1997 and has limited experience in manufacturing, marketing and selling ILM products. Since its organization in 1983, Neoprobe expended the vast majority of its efforts and resources in the research and development of its RIGS technology. During 1998, based on disappointing regulatory feedback from the FDA and European regulatory authorities, Neoprobe revised its business plan to severely curtail research and development of the RIGS technology and to focus on gamma guided surgery products. Neoprobe has experienced significant operating losses in each year in its history, and had an accumulated deficit of approximately $115 million as of December 31, 1998. For the years ended December 31, 1996, 1997 and 1998, Neoprobe's net losses were $21 million, $23.2 million and $28 million. Neoprobe expects its operating losses to continue into 1999 as it expends substantial resources to continue development and marketing of its products. Neoprobe may never become profitable. Neoprobe's prospects must be evaluated in light of the substantial risks, expenses, delays and difficulties normally encountered by small companies in the medical device industry, which is characterized by an increasing number of participants, intense competition and a high rate of failure.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF CAPITAL FUNDING

    Neoprobe has depended on the proceeds of sales of its securities to fund its losses, continue research and development and provide working capital. Neoprobe expects to continue to devote substantial capital resources to market and sell its products, to fund research and development of additional gamma guided surgery products, and to secure manufacturing capacity. Neoprobe may need to raise additional funds through the sale of assets, public or private financing, collaborative relationships or other arrangements. Neoprobe's ability to raise additional financing may be dependent on many factors beyond Neoprobe's control, including the state of capital markets and the development or prospects for development of competitive technology by others. The necessary additional financing may not be available to Neoprobe or may be available only on terms that would result in further dilution to the owners of Neoprobe's common stock. If Neoprobe is unable to raise additional funds when needed, it may be forced to curtail its operations.

-------------------
Trademarks -- Neoprobe is the owner of United States and foreign registered trademarks "Neoprobe(R)," "RIGS(R)" and "RIGScan(R)." "Radioimmunoguided Surgery(TM)," "RIGSystem(TM)," "ILM(TM)," and "RIGS/ACT(TM)" are commercially used trademarks of Neoprobe.

"GOING CONCERN" AUDITOR'S OPINION

    Neoprobe has suffered recurring losses from operations and may need substantial amounts of additional capital. Neoprobe's auditors, KPMG, stated in their report on Neoprobe's 1998 financial statements that these factors raise substantial doubt, in their minds, about Neoprobe's ability to continue as a going concern. Neoprobe has obtained a waiver from the Selling Shareholders of the requirement to redeem their securities for $3.6 million occasioned by KPMG's report on Neoprobe's 1998 financial statements. However, this opinion may make it harder for Neoprobe to raise capital or to market its products. It may also depress the price of common stock. See "Low Stock Price." Furthermore, if Neoprobe's auditors materially qualify their opinion on Neoprobe's financial statements again, Neoprobe would be required to redeem the Selling Shareholders securities for $3.6 million dollars, which would deplete its cash. If this happened, Neoprobe might not be able to continue operations.

LIMITED MARKET FOR PRODUCTS; UNCERTAINTY OF MARKET ACCEPTANCE

    Neoprobe's products are currently only widely used in the treatment and diagnosis of two primary types of cancer: melanoma and breast cancer. Neoprobe's success is dependent on acceptance of ILM, and of its devices for use in ILM, by the medical community as a reliable, safe and cost effective alternative to current treatments and procedures. Although Neoprobe believes that ILM has significant advantages over other currently competing procedures, broad-based clinical adoption of ILM will not occur until physicians outside the major cancer centers and teaching hospitals determine that the ILM approach is an attractive alternative to current treatments for use in melanoma and breast cancer and expand its use to other types of cancer. These things may not happen. Neoprobe's marketing efforts may not result in significant demand for its products, and the current demand for Neoprobe's products may not be maintained or continue to grow.

LIMITED MARKETING EXPERIENCE

    Neoprobe has limited experience in sales, marketing and distribution medical devices. Neoprobe currently employs a small sales and marketing organization in the United States and Europe. Neoprobe also currently markets its products in the United States with the assistance of a marketing partner. In the past 3 years, Neoprobe has terminated marketing arrangements with 2 other companies. Neoprobe may not be able to maintain satisfactory arrangements with marketing partners, and marketing partners may not devote adequate resources to selling Neoprobe's products. Neoprobe has entered into distribution agreements for the sale of its product in some foreign countries, and it will depend on their efforts. Neoprobe may not be able to maintain satisfactory arrangements with distributors, and distributors may not devote adequate resources to selling Neoprobe's products. Neoprobe may not have sufficient to successfully market its products. If this happens, Neoprobe's business will suffer.

COMPETITION

    The medical device industry is intensely competitive. Neoprobe's competitors have significantly greater financial, technical, manufacturing, and distribution resources as well as greater experience in the medical device industry than Neoprobe. The particular medical conditions that can be treated using Neoprobe's ILM products can also be treated and diagnosed by other medical devices, procedures or drugs. Many of these alternatives are widely accepted by physicians and have a long history of use. Physicians may use Neoprobe's competitors" products. Neoprobe's products may not be competitive with other technologies. If these things happen, Neoprobe's business will suffer.

RISK OF TECHNOLOGICAL OBSOLESCENCE

    The medical device industry is undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by Neoprobe, or that would make Neoprobe's technology and products obsolete or noncompetitive. Additionally, new surgical procedures and medications could be developed that replace or reduce the importance of the procedures that use Neoprobe's products. Accordingly, Neoprobe's success will depend, in part, on its ability to respond quickly to medical and technological changes through the development and introduction of new products. Neoprobe may not have the resources to do this. If Neoprobe's products become obsolete and its efforts to develop new products do not result in any commercially successful products, Neoprobe's business will suffer.

RISKS OF INTERNATIONAL OPERATIONS

    Neoprobe markets its products internationally. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs and trade regulations could have a material adverse effect on Neoprobe's business. Neoprobe and its distributors will also be subject to laws and regulations of the foreign countries where they operate or Neoprobe's products are sold. The regulation of medical devices in a number of foreign countries, particularly the European Union, continues to develop and new laws or regulations may adversely affect Neoprobe's business.

RELIANCE ON THIRD PARTY MANUFACTURING

    Neoprobe relies on independent contract manufacturers for the manufacture of the principal components of its current line of gamma guided surgery products. Neoprobe's business will suffer if its contract manufacturers have production delays by or quality problems. Furthermore, medical device manufacturers are subject to FDA GMP regulations, international quality standards, and other regulatory requirements. If Neoprobe's contractors do not operate in accordance with regulatory requirements and quality standards, Neoprobe's business will suffer. Neoprobe uses or relies on components and services used in its devices that are provided by sole source suppliers. The qualification of additional or replacement vendors is time consuming and costly. If a sole source supplier has significant problems supplying Neoprobe, its business would suffer until a new source of supply is found.

GOVERNMENT REGULATION

    Neoprobe's medical device products are regulated in the United States the FDA. Foreign countries also subject Neoprobe's medical device products to varying government regulations. In addition, such regulatory authorities may impose limitations on the use of Neoprobe's products. FDA enforcement policy strictly prohibits the marketing of FDA approved medical devices for unapproved uses. Within the European Union, Neoprobe's products are required to display the CE mark in order to be sold. Neoprobe has obtained FDA clearance to market its medical device products and European certification to display the CE mark on its current line of portable radiation detection instruments. Neoprobe may not be able to obtain certification for any new products in a timely manner, or at all.

    The manufacturing operations of Neoprobe's contract manufacturers are subject to compliance with Good Manufacturing Practices ("GMP") regulations of the FDA and similar regulations of the European Union. These regulations include controls over design, testing, production, labeling, documentation, and storage of medical devices. the FDA has significantly increased enforcement of GMP regulations in the last several years, and has publicly stated that it will more strictly scrutinized compliance in the future. Neoprobe's facilities and manufacturing processes, as well as those of current and future third party suppliers, are subject to periodic inspection by the FDA, Neoprobe's European Union notified body, and other agencies. Failure to comply with these and other regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of clearances or approvals, and criminal prosecution.

    Neoprobe does not currently market any RIGS or ACT products or radioactive targeting agent to be used in ILM applications. However, if a development partner is identified to fund and assist in the development of RIGS or ACT products, or if Neoprobe were to undertake development of a radioactive targeting agent for use in ILM, these products would also be subject to detailed and substantive regulation by the FDA and by comparable agencies in foreign countries. The process of obtaining regulatory licenses and approvals is costly, time consuming, and prone to unexpected delay. Neoprobe has encountered and may continue to encounter problems in the completion of testing or in the application process for RIGS and ACT products. Problems could result from, among other things, slower than expected patient enrollment rates, difficulties in analyzing data from clinical trials or in validating manufacturing processes, longer than expected regulatory review process, and changes in regulatory requirements. Moreover, foreign and domestic approvals, if granted, may include significant limitations on uses of the products. Further, even if such regulatory approval is obtained, use of Neoprobe's products could reveal side effects that, if serious, could result in suspension of existing licenses and delays in obtaining licenses in other jurisdictions. A marketed product, manufacturer, and manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Noncompliance with applicable governmental requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or loss of regulatory approvals, recall or seizure of Neoprobe's products, operating restrictions, government refusal to approve product export applications or to allow Neoprobe to enter into supply contracts, and criminal prosecution.

PATENTS, PROPRIETARY TECHNOLOGY AND TRADE SECRETS

    Neoprobe's success depends, in part, on its ability to secure and maintain patent protection, to preserve its trade secrets, and on its ability to operate without infringing on the patents of third parties. Neoprobe seeks to protect its proprietary positions by filing United States and foreign patent applications for its important inventions and improvements, but, the patents Neoprobe has applied for may not be issued to Neoprobe. Third parties may challenge, invalidate, or circumvent Neoprobe's patents or patent applications in the future. Competitors, many of which have substantially more resources than Neoprobe and have made substantial investments in competing technologies, apply for and obtain patents that will prevent, limit, or interfere with Neoprobe's ability to make, use, or sell its products either in the United States or abroad.

    In the United States, patent applications are secret until patents issue, and in foreign countries, patent applications are secret for a time after filing. Publications of discoveries in tend to significantly lag the actual discoveries and the filing of related patent applications. Third parties may have already filed applications for patents for products or processes that will make Neoprobe's products obsolete or will limit Neoprobe's patents or invalidate its patent applications.

    Neoprobe typically requires its employees, consultants, and advisers to execute confidentiality and assignment of invention agreements in connection with their employment, consulting, or advisory relationships with Neoprobe. These agreements may be breached and Neoprobe may not obtain an adequate remedy for breach. Further, third parties may gain access to Neoprobe's trade secrets or independently develop or acquire the same or equivalent information.

    Agencies of the United States government conducted some of the research activities that led to the development of antibody technology that some of Neoprobe's proposed RIGS system technology products use. When the United States government participates in research activities, it retains rights that include the right to use the technology for governmental purposes under a royalty-free license, as well as rights to use and disclose technical data that could preclude Neoprobe from asserting trade secret rights in that data and software.

PRODUCT LIABILITY

    Neoprobe's products are medical devices. If one of them malfunctions or is misused and injury results to a patient, he could assert a product liability claim against Neoprobe. Neoprobe currently has product liability insurance which, Neoprobe believes, is adequate for its current activities. However, Neoprobe may not be able to continue to obtain insurance at a reasonable cost. Furthermore insurance may not be sufficient to cover all of the liabilities resulting from a product liability claim, and Neoprobe might not have sufficient funds available to pay any claims over the limits of its insurance. Because personal injury claims based on product liability in a medical setting may be very large, an underinsured or an uninsured claim could financially damage Neoprobe.

NEED TO RETAIN QUALIFIED PERSONNEL

    Neoprobe's business has experienced developments during 1998, which have resulted in several significant changes in Neoprobe's strategy and business plan, including downsizing to what Neoprobe considers to be the minimal level of management and employees necessary to operate a publicly traded medical device business. Neoprobe believes its restructured organization is appropriate to support modest growth over the next few years. However, losing any members of the management team could have an adverse effect on Neoprobe's operations. Neoprobe's success is dependent on its ability to attract and retain technical and management personnel with expertise and experience in the medical device business. The competition for qualified personnel in the medical device industry is intense and Neoprobe may not be successful in hiring or retaining the requisite personnel. If Neoprobe is not able to attract and retain qualified technical and management personnel, its chances of future success will be diminished.

LOW STOCK PRICE

    Common stock traded for less than $5.00 per share during most of the second half of 1998, and all of the first half of 1999 through the date of this prospectus. Common stock has traded as low as $0.44 during 1998. Common stock is listed on the Nasdaq Stock Market, whose rules require that all listed shares must have a minimum bid price of $1.00. If common stock trades on 120 business days without meeting the minimum bid price requirement for at least 10 consecutive trading days, Nasdaq may delist it. Common stock traded for less than $1.00 per share during the fourth quarter of 1998, and most of January and February 1999. Nasdaq notified Neoprobe that the Common Stock would be delisted, unless the minimum bid price of common stock rose above $1 for an adequate period, which it has done. Delisting would adversely affect the ability of the Company to attract new investors. If the common stock is delisted, the Selling Shareholders may require Neoprobe to redeem their securities for $3.6 million dollars, which would deplete Neoprobe's cash. If this happened, Neoprobe might not be able to continue operations.

    Furthermore, if common stock trades below $5.00 per share, it may be designated as a "penny stock." The Securities Exchange Act of 1934 and SEC Rules impose special requirements on the trading of "penny stock." These requirements include that a broker give investment risk, penny stock price history and broker direct and indirect compensation disclosures to his customer, that the broker make a reasonable determination that the transactions in penny stock are suitable for the customer, and that the customer has sufficient knowledge and experience in financial matters to evaluate the risks of penny stock transactions before effecting any penny stock transactions for the customer. If common stock is designated to be a "penny stock," these requirements may diminish the market for, and the price of, common stock.

ANTI-TAKEOVER PROVISIONS

    Neoprobe has adopted a stockholder rights plan. The stockholder rights plan and some provisions of Neoprobe's charter and applicable corporate laws may have the effect of deterring third parties from making takeover bids for control of Neoprobe or may be used to hinder or delay a takeover bid. This would decrease the chance that Neoprobe's stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See "DESCRIPTION OF STOCK -- Stockholder Rights Plan; and -- Anti-takeover Charter Provisions And Laws"

BLANK CHECK PREFERRED STOCK

    Neoprobe's certificate of incorporation has "blank check" preferred stock. The board of directors may divide this stock into series and set their rights. The board of directors may, without prior stockholder approval, issue any of the shares "blank check" preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of Neoprobe. If Neoprobe issues "blank check" preferred stock, it could have a dilutive effect upon the common stock. See "DESCRIPTION OF STOCK -- Preferred Stock."

SERIES B PREFERRED STOCK

    On February 16, 1999, Neoprobe sold $3.0 million of Series Preferred Stock to the Selling Shareholders in a private placement. Neoprobe has the option to sell an additional $3.0 million Series B Preferred Stock in the fourth quarter, at the earliest, subject to several conditions, including shareholder approval of the transaction, and meeting operating revenue and stock price targets. Neoprobe may not be able to achieve the required targets and close the additional placement on a timely basis, on terms acceptable to Neoprobe, or at all. If the shareholders do not approve the transactions, Neoprobe will be required to redeem the preferred stock for $3.6 million. If this were to come to pass, Neoprobe would be in severe financial straights and might not be able to continue operations. The terms of the Series B Preferred Stock allow the owners to convert it into common stock at $1.03 per share. The conversion price will be decreased to market values if the common stock is trading at less than $1.03 per share subject to a floor price of $0.55 per share. The dilutive effect of this provision could have a negative impact on the market price of common stock if it begins to go down. See "SELLING SHAREHOLDERS -- Terms of Series B Preferred Stock."

NO DIVIDENDS

    Neoprobe has never paid dividends on its common stock. Neoprobe intends to retain any future earnings to finance its growth. The terms of the Series B Preferred Stock forbid Neoprobe from paying any dividends on its common stock until it has paid a special dividend of $100 per share of Series B Preferred Stock plus any portion of the accrued cumulative dividend. See "SELLING SHAREHOLDERS -- Terms of Series B Preferred Stock." This would amount to at least $3 million, a sum that the Company is unlikely to be able to use for this purpose in the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase common stock.

                              SELLING SHAREHOLDERS

                                              COMMON STOCK
                            ----------------------------------------------------

Name                        Shares Owned      Percent Owned      Shares Saleable
                                 (1)               (2)                  (4)
The Aries Master               4,077,670               4.9%            4,077,670
Fund, a Cayman Island
exempted company

The Aries Domestic             1,747,572               4.9%            1,747,572
Fund, L.P.

Paramount Capital, Inc.          194,174           (3)                   194,174

-------------------

(1) These shares will be obtained through the conversion of the Series B Preferred Stock and dividends on the Series B Preferred Stock as described below under the sub-heading "Terms of the Series B Preferred Stock," or the exercise of the Aries Warrants as described below under the sub-heading "Aries' Warrants" or the Option Units as described below under the sub-heading "Option Units."

(2) See the description of the Series B Preferred Stock under the sub-heading "Terms of the Series B Preferred Stock -- Conversion Limitations," the Aries Warrants under the sub-heading "Aries' Warrants -- Exercise Limitations" and the Option Units under the sub-heading "Option Units -- Exercise Limitations." below.

(3)     Less than 1%.

(4) The Selling Shareholder's will sell shares of common stock in amounts, and at times, chosen by them. Neoprobe cannot currently determined the number of shares of common stock the Selling Shareholders will own after these sales or the percent of the outstanding shares at that time.

TRANSACTIONS BETWEEN NEOPROBE AND THE SELLING SHAREHOLDERS

Overview. On February 16, 1999, Neoprobe entered into a Preferred Stock and Warrant Purchase Agreement with The Aries Master Fund and The Aries Domestic Fund, L.P. and a Financial Advisory Agreement with Paramount Capital, which is an affiliate of

Aries. Under the Purchase Agreement, Neoprobe sold preferred stock and warrants to Aries on February 16, 1999 for $3,000,000. This sale was the first of two possible sales by Neoprobe to Aries and is referred to as the First Sale, and February 16, 1999 is referred to as the First Sale Date. If the conditions in the Purchase Agreement are satisfied, Neoprobe has the option of requiring Aries to purchase more securities for an additional $3,000,000. This sale is referred to as the Second Sale and the date on which this sale may occur is referred to as the Second Sale Date.

First Sale of Securities. On the First Closing Date, Aries paid Neoprobe $3,000,000 and Neoprobe issued to Aries 30,000 shares of Series B Preferred Stock and warrants to purchase an additional 2,912,621 shares of common stock.

    Also, on the First Closing Date, Neoprobe entered into the Advisory Agreement with Paramount Capital. Under the Advisory Agreement, Paramount Capital will help Neoprobe find future sources of capital, Neoprobe agreed to pay Paramount Capital $150,000 and Neoprobe issued 1.5 Option Units to Paramount Capital as payment for Paramount Capital's services.

Second Sale of Securities. Neoprobe has the right to require Aries to purchase another 30,000 shares of Series B Preferred Stock and warrants to purchase an additional 2,912,621 shares of common stock from Neoprobe for an additional $3,000,000 if:

    o   Stockholders approve the transactions at the 1999 annual meeting;

    o A registration statement to register the shares of common stock issuable through securities sold under the Purchase Agreement and the Advisory Agreement is effective;

    o Neoprobe's sales for any two consecutive quarters in the period from the second quarter of 1999 through the third quarter of 2000 are at least 90% of Neoprobe's forecast; and

    o The market value of a share of common stock is not less than $1.236 on the day Neoprobe exercises its right or on the day that Aries is required to buy the additional shares of Series B Preferred Stock.

Reasons for the Sales of Securities. Neoprobe sold securities to Aries because Neoprobe needed working capital. Neoprobe's board of directors unanimously approved the sale of securities and determined that any significant delay in selling the securities would seriously jeopardized the financial viability of Neoprobe.

Meaning of "Market Value". The Purchase Agreement, Advisory Agreement and the terms of the Series B Preferred Stock employ a variety of methods for calculating the market value of shares of common stock. Each method is intended to approximate the fair market value of a share on a specific day. However, the application of different methods may result in different numbers in similar situations.

TERMS OF THE SERIES B PREFERRED STOCK

Dividend Rights and Preferences. Neoprobe will pay dividends on Series B Preferred Stock. The dividends will accrue daily and be payable on each six-month and one-year anniversary of the First Sale Date. Neoprobe has the option of paying these dividends in cash or in shares of common stock.

    The annual dividend rate on a share of Series B Preferred Stock is 5% of $100 plus all previously accrued but currently unpaid dividends on the share. On any day that common stock trades below $0.55 per share, the annual rate will be 10%.

    Before Neoprobe may declare a dividend on classes of stock that are junior to the Series B Preferred Stock, including common stock and Series A Preferred Stock, Neoprobe must pay a special dividend of $100 per share to owners of Series B Preferred Stock, pay all accrued and unpaid dividends on the Series B Preferred Stock and declare a dividend on the Series B Preferred Stock which is identical to the dividend being declared on the other class of stock.

Liquidation Preference. If Neoprobe liquidates, sells substantially all of its assets, or is involved in a merger which terminates its existence or in which more than half of the outstanding common stock is exchanged for cash, property or securities of another company, then owners of shares of Series B Preferred Stock must be paid before owners of shares of other classes.

    The per share amount of this payment will be: $100 PLUS the amount of any unpaid dividends on the share PLUS the excess of any redemption amount due on the share over the sum of $100 plus the amount of unpaid dividends due or declared on the share LESS the amount of any dividend previously paid on the share so that a dividend could be paid on a junior class of shares.

Redemption. Neoprobe is obligated to redeem the outstanding shares of Series B Preferred Stock for $120 per share if:

   o Neoprobe is unable to commence its 1999 annual meeting of stockholders by May 28, 1999 and obtain the stockholder approval of these transactions within 30 days of the commencement of the meeting;

   o Neoprobe does not file the registration statement with the SEC by May 18, 1999;

   o Neoprobe does not amend the registration statement within 30 days after the Second Sale Date to include the shares of common stock issuable through any securities sold in the Second Sale;

   o Neoprobe does not keep the registration statement effective for at least 3 years;

   o Neoprobe commits a material breach of the Purchase Agreement which continues for more than 20 days after Neoprobe is notified of the breach;

   o    NASDAQ delists the common stock;

   o Neoprobe fails to properly deliver any of the securities sold under the Purchase Agreement;

   o Neoprobe's auditors materially qualify their opinion on Neoprobe's financial statements;

   o    Neoprobe is liquidated;

   o    Neoprobe sells substantially all of its assets; or

   o Neoprobe is merged out of existence or more than half of the outstanding common stock is exchanged for cash, property or securities of another company.

Conversion. Generally, each share of Series B Preferred Stock may be converted, at the option of the owner, into the number of shares of common stock calculated by dividing the sum of $100 and any accrued and unpaid dividends on the share of Series B Preferred Stock by the conversion price. The initial conversion price for the shares of Series B Preferred Stock sold in the First Sale is $1.03 per share of common stock. If on February 16, 2000 the market value of common stock is less than $1.03, the conversion price will be reset to the market value of a share on February 16, 2000, but not less than $0.515.

    If the market value of common stock is less than $1.03, the conversion price will be the average of the three lowest closing bid prices for a share of common stock during the previous 10 trading days. But the Company may refuse to convert a share of Series B Preferred Stock that the Company sold in the First Sale if its conversion price is less than $0.55. However, if the conversion price of a share of Series B Preferred Stock which the Company sold in the First sale is less than $0.55 for more than 60 trading days in any 12-month period, then the Company must either convert the share at the share's conversion price or pay the owner cash. The amount of the cash payment per share of Series B Preferred Stock would be the highest closing price for common stock during the period from the date of the owner's conversion request until the payment date MULTIPLIED BY the number of shares of common stock into which the share of Series B Preferred Stock is convertible.

    The conversion price will be adjusted to prevent the dilution of the economic interests of the owners of Series B Preferred Stock each time:

   o Shares of common stock are sold by the Company for less than the conversion price;

   o Shares of common stock are sold by the Company for less than market value;

   o Shares of common stock are issued by the Company as dividends on common stock;

   o    Shares of common stock are split or combined; or

   o The Company enters into a binding contract to sell shares of common stock for a price less than the conversion price or the market value of common stock.

    If the common stock is reclassified or Neoprobe merges with another company and is not the continuing entity, the owners of Series B Preferred Stock may choose to either receive the same payments as the owners of common stock on an as converted basis or convert their Series B Preferred Stock into an economically comparable number of the other company's common shares. The proposed successor company in any merger must agree to these terms in writing before the merger may occur.

    Any shares of Series B Preferred Stock sold in the Second Sale will have terms which are similar to the terms of the shares sold in the First Sale. The terms of the shares of Series B Preferred Stock sold in the Second Sale include:

   o The conversion price will be the market value of a share of common stock on the Second Closing Date;

   o The conversion price will be adjusted in the same manner as the shares of Series B Preferred Stock sold in the First Sale;

   o The Company may refuse to convert these shares if the conversion price is less than half of the market value of a share of common stock on the Second Closing Date; and

   o If the conversion price of these shares is less than half of the market value of a share of common stock on the Second Closing Date for more than 60 trading days in any 12-month period, then the Company must either convert the shares at the conversion price or pay the owner cash in an amount calculated as described above for shares sold in the First Sale.

Conversion Limitations. An owner of Series B Preferred Stock may not convert its shares into shares of common stock if the conversion would cause the owner to own more than 4.9% of Neoprobe's outstanding common stock. An owner may waive this restriction by giving notice to Neoprobe 61 days before the conversion.

    The rules of the National Association of Securities Dealers, Inc. do not allow Neoprobe to issue shares of common stock representing more than 20% of the total number of outstanding shares of common stock without stockholder approval. Under the Purchase Agreement and the Advisory Agreement, Neoprobe is not obligated to issue more than 4,539,582 shares of common stock upon conversion of shares of Series B Preferred Stock if the issuance would violate the rules of the National Association of Securities Dealers. If further issuances of shares of common stock upon conversion of shares of Series B Preferred Stock would violate those rules, then Neoprobe will convert the shares for cash instead of for shares of common stock.

Mandatory Conversion. Neoprobe may require an owner of Series B Preferred Stock to convert its shares if:

   o    The shares have been outstanding for more than one year;

   o The registration statement has been effective for more than one year; and

   o For 20 trading days during any 30 day period ending on the day Neoprobe demands conversion, the market value of common stock has been more than 300% of the market value of common stock on February 16, 2000.

Voting Rights. Each share of Series B Preferred Stock entitles its owner to cast the same number of votes the owner would be entitled to cast if the owner had converted the share on the record date. Owners of shares of Series B Preferred Stock have the right to vote with owners of common stock as a single class. However, no owner of a share of Series B Preferred Stock may exercise more than 4.9% of Neoprobe's voting power, but an owner may waive this restriction by giving Neoprobe notice 61 days in advance.

    Neoprobe may not, without the consent of the owners of a majority of the shares of Series B Preferred Stock,:

   o Amend or repeal any provision of Neoprobe's certificate of incorporation or Bylaws in a way that adversely affects the rights of the owners of Series B Preferred Stock;

   o    Change the rights of the Series B Preferred Stock;

   o Authorize any security with rights superior or equal to those of the Series B Preferred Stock or

   o    Approve the incorporation of any subsidiary of Neoprobe.

ARIES' WARRANTS

General Terms. Aries received warrants to purchase 2,912,621 shares of common stock in the First Sale and, if the Second Sale occurs, will receive warrants to purchase an additional 2,912,621 shares of common stock in. The warrants expire seven years after the date of their issuance.

Exercise of the Warrants. Aries may purchase the shares available under the warrants by exercising the warrants and paying the exercise price. Aries also has the option of making a "cashless" exercise of the warrants. The number of shares of common stock Aries would receive upon a cashless exercise of a warrant is the number of shares available under the warrant multiplied by the excess of the market value of common stock on the date of exercise over the exercise price, and divided by the market value of common stock on the date of exercise.

Exercise Price. Initially, the exercise price per share of the warrants issued in the first sale is $1.03. If the market value of common stock on February 16, 2000 is less than $1.03 then the exercise price will be reset to the market value of common stock on February 16, 2000, but not less than $0.515, and the number of shares issuable upon the exercise of a warrant will be increased to the aggregate pre-reset exercise price of the warrant divided by the per share reset exercise price.

    If the exercise price of a warrant sold in the First Sale is, and has been for 60 or more trading days in any 12-month period, less than $0.62, the Company will effect an exercise by either delivering shares of common stock or making a cash payment. The cash payment would equal the number of shares for which the warrant is exercised multiplied by the highest closing trade price of common stock during the period from the date of exercise and the date of payment.

    The exercise price will be adjusted to prevent the dilution of the economic interests of warrant owners each time:

   o Shares of common stock are sold by the Company for less than the exercise price;

   o Shares of common stock are sold by the Company for less than market value;

    o Shares of common stock are issued by the Company as dividends on common stock;

    o   Shares of common stock are subdivided or combined; or

    o The Company enters into a binding contract to sell shares of common stock for a price less than the exercise price or the market value of common stock.

    If the exercise price of a warrant is adjusted, the number of shares issuable upon the exercise of the warrant will be adjusted to the aggregate pre-adjustment exercise price of the warrant divided by the per share adjusted exercise price.

    Initially, the exercise price of the warrants sold in the Second Sale will be the market value of common stock on the Second Sale Date. The exercise price of these warrants will be adjusted in the same manner as the warrants sold in the First Sale.

    If the common stock is reclassified, Neoprobe sells substantially all of its assets or Neoprobe merges with another company and is not the continuing entity, the owners of warrants will be entitled to the cash, securities and property they would have received if they had exercised the warrants immediately prior to the reclassification, sale or merger.

Mandatory Exercise. Neoprobe may require Aries to exercise the warrants if the warrants have been outstanding for more than one year and the market value of common stock has been more than 300% of the warrant exercise price for 20 trading days during any 30 day period ending on the day Neoprobe demands exercise.

Exercise Limitations. Aries may not exercise a warrant if the exercise would cause Aries to own more than 4.9% of Neoprobe's outstanding common stock. Aries may waive this restriction by giving notice to Neoprobe at least 61 days before the exercise.

OPTION UNITS

General Terms. Paramount received 1.5 Option Units in the First Sale. Each Option Unit entitles Paramount Capital to purchase, for an exercise price of $100,000, 1,000 shares of Series B Preferred Stock and 97,087 Class L Warrants. Paramount Capital has the option of making a "cashless" exercise of the Unit Options. In a cashless exercise, Paramount Capital would receive the number of shares of Series B Preferred Stock and the number of Class L Warrants available under the Unit Option LESS the total number available under the Unit Option multiplied by the exercise price and divided by the market value of the Unit Option.

Expiration. The Unit Options expire on February 16, 2004.

Class L Warrants. The owner of a Class L Warrant may receive one share of common stock by exercising the Class L Warrant and paying the exercise price of $1.03 per share of common stock.

Price Adjustment. The Unit Options contain provisions to protect Paramount Capital from the dilution of its interests in Series B Preferred Stock and common stock. These provisions are similar to those which protect owners of Series B Preferred Stock and owners of warrants from the dilution of their interests.

Reclassification or Merger. If the common stock is reclassified, Neoprobe sells substantially all of its assets or Neoprobe merges with another company and is not the continuing entity, the owners of Unit Options will be entitled to the cash, securities and property they would have received if they had exercised the Unit Options immediately prior to the reclassification, sale or merger.

Exercise Limitations. Paramount Capital may not exercise a Unit Option or Class L Warrant, and may not convert a share of Series B Preferred Stock, if the exercise or conversion would cause Paramount Capital to own more than 4.9% of Neoprobe's outstanding common stock. Paramount Capital may waive these restrictions by giving Neoprobe notice at least 61 days in advance.

RESTRICTIONS UNDER THE PURCHASE AGREEMENT

Right to Nominate a Board Member. Aries may nominate a candidate for Neoprobe's board of directors. Neoprobe's existing board of directors will support the nominee by creating a new position on the board of directors and electing the nominee to fill the vacancy, nominating the nominee for election by stockholders and using its best efforts to ensure that stockholders elect the nominee.

Registration Rights. Not later than 30 days after the First Closing Date, Neoprobe will file with the SEC a shelf registration statement for the resale of:

   o The shares of common stock issuable upon the exercise of Aries' Warrants;

   o    The shares of common stock issuable upon the exercise of Class L
        Warrants;

   o The shares of common stock issuable upon conversion of Series B Preferred Stock;

   o Any shares of common stock issued to pay dividends on the Series B Preferred Stock; and

   o    Any other shares of common stock owned by Aries and Paramount Capital.

Use of Proceeds; Restrictions on Use of Cash. The Purchase Agreement requires Neoprobe to use the net proceeds for general corporate purposes. Neoprobe may not use any of the proceeds to repay its debts or repurchase its own securities. Neoprobe may not make a payment in excess of $25,000 without Aries' approval. If the registration statement is effective and Neoprobe has at least $1,000,000 of cash, this limit will be increased to $100,000.

Neoprobe must escrow $1,000,000 in cash from the proceeds of the Purchase Agreement until the stockholders approve these transactions and the registration statement becomes effective.

Limitations on Merger or Sale of Assets. Neoprobe may not merge or sell substantially all of its assets without Aries' approval.

Limitations on Acquisitions. Neoprobe may not acquire any interest in any business without Aries' approval. But, Neoprobe may acquire 1% or less of any class of publicly traded securities.

Limitations on Dividends and Repurchases. Neoprobe may not pay any dividends on its stock or repurchase any shares of its stock, without Aries' approval.

Restriction on Securities. Until August 16, 2000, Neoprobe may not, without Aries' approval, sell any of its securities. However Neoprobe may, so long as it honors Aries' right of first refusal, sell a maximum of 1,700,000 shares of common stock and 500,000 warrants to purchase shares of common stock for a maximum of $1,500,000. Also, Neoprobe may issue shares of common stock upon conversion or exercise of outstanding securities or in an offering with Paramount Capital acting as placement agent.

    Until February 16, 2002, Neoprobe may not, without Aries' approval, extend the expiration date or lower the exercise price of any options or take any similar action affecting any convertible securities.

Restrictions on debt. Neoprobe may not incur debt except:

   o    To Aries and Paramount Capital;

   o    Under equity lease financings;

   o Customary accounts receivable and inventory financing in the ordinary course of business;

   o Debt for borrowed money disclosed to Aries at the time of the Purchase Agreement; and

   o Amounts less than $25,000 incurred in the ordinary course of business (if the registration statement is effective and Neoprobe has at least $1,000,000 in cash, this limit will be increased to $100,000).

Other Public Sales and Registrations. Until at least 180 days after the effective date of the registration statement, Neoprobe will not make a public offering of its securities except to its employees.

Additional Common Stock Issuable to Purchasers. If Neoprobe does not file the registration statement by March 31, 1999 or if the SEC does not declare the registration statement effective within the time constraints established in the Purchase Agreement, Neoprobe will immediately issue warrants to Aries to purchase a number of additional shares of common stock and pay a cash penalty to Aries.

The number of shares of common stock available under these additional warrants would be 1.5% of shares of common stock available under Aries' warrants issued in the First Sale.

The amount of the cash payment would be 1.5% of the total liquidation preference of Aries' shares of Series B Preferred Stock.

Amendment to Rights Plan. Neoprobe amended its stockholder rights plan, described below under the heading "DESCRIPTION OF STOCK -- Stockholder Rights Plan," to exempt the acquisition of common stock by Aires in the transactions described above together with up to 1,000,000 more shares even though these transactions may result in Aires owning more than 15% of the common stock.

                              PLAN OF DISTRIBUTION

    The Selling Shareholders may sell shares of common stock through brokers selected by them individually. The Selling Shareholders may make these sales at any time that they choose. Sales may be made through ordinary transactions on the Nasdaq National Market; special offerings in accordance with the rules of the National Association of Securities Dealers in which the brokers may act as principals or agents; block trades in which the brokers may attempt to sell shares as agents and may position and resell all or part of the block as a principal to facilitate the transaction or a combination of these methods. The Selling Shareholders may also sell their shares in privately negotiated transactions off the Nasdaq National Market, which need not be through brokers. The shares are expected to be sold at market related prices prevailing at the time of sale. The pledgees, trustees and other successors to the Selling Shareholders may also use this prospectus to sell common stock. The Selling Shareholders may, if they so choose, sell their shares under this prospectus or may sell them under Rule 144 if the shares and their sale meet the conditions of the Rule.

    The Selling Shareholders may compensate the brokers for selling shares of common stock by giving them discounts on the shares they are selling or paying them commissions and fees in amounts determined by negotiations between them and their brokers. The brokers selected by the Selling Shareholders may be considered to be underwriters as that term is defined in the Securities Act of 1933, in which event discounts, commissions and fees received by the brokers may be considered to be underwriting compensation. The Selling Shareholders may agree to indemnify their brokers against some types of liabilities, including liabilities under the Securities Act of 1933.

    When they are selling common stock under this prospectus, the Selling Shareholders may be considered to be underwriters as that term is defined in the Securities Act of 1933. It is unlikely that they will perform any of the functions of an underwriter as that term is understood in its usual commercial usage, including performing a due diligence investigation of Neoprobe or making any estimates of the value of its securities. By making this disclosure, the Selling Shareholders do not admit that they are underwriters within the meaning of the Securities Act of 1933 and they reserve the right to contest any allegation that they are acting as underwriters or that they have any liabilities as underwriters.

                              DESCRIPTION OF STOCK

AUTHORIZED AND ISSUED STOCK

                                                NUMBER OF SHARES AT FEBRUARY 28, 1999
                                               ----------------------------------------
TITLE OF CLASS                 NAME IN         AUTHORIZED     OUTSTANDING      RESERVED
                               THIS
                               PROSPECTUS
Common Stock, par              common          50,000,000      22,977,910    9,081,155
value $0.001 per share         stock

Series A Junior                Series A           500,000               0      500,000
Participating Preferred        Preferred
Stock, par value $0.001        Stock
per share

5% Series B                    Series B            63,000          30,000       33,000
Convertible Preferred          Preferred
Stock, par value $0.001        Stock
per share

Preferred Stock, par           Preferred        4,437,000               0            0
value $0.001 per share         Stock


COMMON STOCK

Dividends                      Each share will receive an equal dividend, if one
                               is declared, which is unlikely. See "RISK FACTORS
                               -- No Dividends."

Liquidation                    If Neoprobe is liquidated, any assets that remain
                               after the creditors are paid and the owners of preferred stock receive any liquidation preferences will be distributed to the owners of common stock pro-rata.

Voting Rights                  One vote per share.

No Cumulative Voting           There is no cumulative voting. A simple majority
                               can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Free Transfer                  Common stock sold under this prospectus will be
                               freely transferable.

No Personal Liability          Owners of common stock are not personally liable
                               for Neoprobe's debts, just because they own shares of common stock.

No Preemptive Rights           Neoprobe can sell common stock to third parties
                               without first offering it to current
                               stockholders.

No Redemption Rights           Neoprobe does not have the right to buy back
                               shares except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of common stock do not ordinarily have the right to require Neoprobe to buy their common stock. Neoprobe does not have a sinking fund to provide assets for any buy back.

No Conversion Rights           Common stock can not be converted into any other
                               kind of stock except in extraordinary
                               transactions such as mergers and court approved bankruptcy reorganizations.

PREFERRED STOCK

    Neoprobe's certificate of incorporation has "blank check" preferred stock. The board of directors may divide this stock into series and set their rights. Neoprobe's board of directors has created two series of preferred stock. 500,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock and reserved for issuance under the stockholder rights plan described below. 63,000 shares of preferred stock have been designated as 5% Series B Convertible Preferred Stock and are described above, see "Selling Shareholders -- Terms of the Series B Preferred Stock. The board of directors may, without prior stockholder approval, issue any of the remaining 4,437,000 shares preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of Neoprobe. Although Neoprobe has no present intention of issuing any shares of preferred stock other than through the sale of the remaining Series B Preferred Stock, it may do so in the future. If Neoprobe issues preferred stock, it could have a dilutive effect upon the common stock. See "Risk Factors -- Blank Check Preferred Stock."

STOCKHOLDER RIGHTS PLAN

Operation of the Plan. Neoprobe has a stockholder rights plan. The purpose of the stockholder rights plan is to protect the interests of Neoprobe's stockholders if Neoprobe is confronted with coercive or unfair takeover tactics by encouraging third parties interested in acquiring Neoprobe to negotiate with the board of directors. Under the plan Neoprobe distributed rights to purchase one hundredth of a share of Series A Preferred Stock at an exercise price of $35 per right to the stockholders at the rate of one right per share of common stock. The rights are attached to the common stock and are not exercisable until after 15 percent of the common stock has been acquired or tendered for. At that point, the rights would be separately traded and exercisable. If a third party crosses the 15 percent threshold, the rights would "flip-in" (but not the rights of the 15 percent stockholder) and become rights to acquire, upon payment of the exercise price, common stock (or, in some circumstances, other securities) with a value of twice the exercise price of the right. If a third party were to take actions to acquire Neoprobe, such as a merger, the rights would "flip-over" and entitle the owners of the rights to acquire stock of the acquiring person with a value of twice the exercise price. Neoprobe has amended its stockholder rights plan to exempt the acquisition of common stock by Aires in the transactions described above together with up to 1,000,000 more shares even though these transactions may result in Aires owning more than 15% of the common stock. Neoprobe may redeem the rights at any time before they become exercisable for $.01 per right. The plan expires on August 28, 2005. The number of rights per share of common stock will be adjusted in the future to reflect future splits and combinations of, and common stock dividends on, the common stock. The exercise price of the rights will be adjusted to reflect changes in the Series A Preferred Stock.

Series A Preferred Stock.

Redemption                     Neoprobe may redeem Series A Preferred Stock at a
                               price equal to 100 times the current per share market price of the common stock, together with accrued but unpaid dividends. Neoprobe is not required to create a sinking fund to provide assets for a redemption.

Dividend A minimum quarterly dividend of $.05 per share plus an aggregate dividend of 100 times any dividend declared on the common stock.

Election of Directors          If dividends on Series A Preferred Stock are in
                               arrears in an amount equal to six quarterly payments, all owners of Preferred Stock of Neoprobe (including holders of Series A Preferred
                               Stock) with dividends in arrears equal to this amount, voting as a class, could elect two directors.

Liquidation                    If Neoprobe is liquidated, the holders of the
                               Series A Preferred Stock will receive a preferred liquidation payment of $.10 per share and, after the common stock has received a proportionate distribution, will share in the remaining assets on a proportionate basis with the common stock.

Priority Series A Preferred Stock is senior to common stock, but junior to all other classes of preferred stock as to the payment of dividends and the distribution of assets.

Voting                         100 votes per share.

Exchanges                      In any merger or other transaction where common
                               stock is exchanged, each share of Series A
                               Preferred Stock will be entitled to receive 100 times the amount received by the common stock.

Anti-Dilution                  Neoprobe intended each share of Series A
                               Preferred Stock to approximate 100 shares of common stock as they existed on the date the rights were distributed (August 28, 1995);
                               therefore, the redemption price, dividend, liquidation price and voting rights will be adjusted to reflect splits and combinations of, and common stock dividends on, the common stock after that date.

Anti-Takeover Effects. Neoprobe's stockholder rights plan is designed to deter coercive takeover tactics and otherwise to encourage persons interested in acquiring Neoprobe to negotiate with the board of directors. The stockholder rights plan will confront a potential acquirer of Neoprobe with the possibility that Neoprobe's stockholders will be able to substantially dilute the acquirer's equity interest by exercising rights to buy additional stock in Neoprobe or, in some cases, stock in the acquirer, at a substantial discount. The plan may have the effect of deterring third parties from making takeover bids for control of Neoprobe or may be used to hinder or delay a takeover bid. This would decrease the chance that Neoprobe's stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See "Risk Factors -- Anti-Takeover Provisions." The board of directors may redeem the rights for a nominal payment if it considers the proposed acquisition of Neoprobe to be in the best interests of Neoprobe and its stockholders. Accordingly, the stockholder rights plan would not interfere with any merger or other business combination which has been approved by the board of directors. Any plan which effectively requires an acquiring company to negotiate with Neoprobe's management may be characterized as increasing management's ability to maintain its position with Neoprobe, including the negotiation of a transaction which provides less value to the stockholders while providing benefits to management.

ANTI-TAKEOVER CHARTER PROVISIONS AND LAWS

In addition to the stockholder rights plan and the "blank check" preferred stock described above, some features of Neoprobe's certificate of incorporation and by-laws and the Delaware General Corporation Law (DGCL), which are further described below, may have the effect of deterring third parties from making takeover bids for control of Neoprobe or may be used to hinder or delay a takeover bid. This would decrease the chance that Neoprobe's stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See "Risk Factors -- Anti-Takeover Provisions."

Limitations on Stockholder Actions. Neoprobe's certificate of incorporation provides that stockholder action may only be taken at a meeting of the stockholders. Thus an owner of a majority of the voting power could not take action to replace the board of directors, or any class of directors, without a meeting of the stockholders nor could he amend the by-laws without presenting the amendment to a meeting of the stockholders. Furthermore, under the provisions of the certificate of incorporation and by-laws, only the board of directors has the power to call a special meeting of stockholders. Therefore, a stockholder, even one who owns a majority of the voting power, may neither replace sitting board of directors members nor amend the by-laws before the next annual meeting of stockholders.

Advance Notice Provisions. Neoprobe's by-laws establish advance notice procedures for the nomination of candidates for election as directors by stockholders, as well as for other stockholder proposals to be considered at annual meetings. Generally, notice of intent to nominate a director or raise matters at meetings must be received by Neoprobe not less than 120 days before the first anniversary of the mailing of Neoprobe's proxy statement for the previous year's annual meeting, and must contain required information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

Delaware Law. Neoprobe is subject to Section 203 of the DGCL, which provides that a corporation may not engage in any business combination with an "interested stockholder" during the three years after he becomes an interested stockholder unless:

     o Neoprobe's board of directors approved in advance either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     o The interested stockholder owned at least 85 percent of Neoprobe's voting stock at the time the transaction commenced; or

     o The business combination is approved by the Neoprobe's board of directors and the affirmative vote of at least two-thirds of the voting stock which is not owned by the interested stockholder.

An interested stockholder is anyone who owns 15 percent or more of Neoprobe's voting stock, or who is Neoprobe's affiliate or associate and was the owner of 15 percent or more of Neoprobe's voting stock at any time within the previous three years; and the affiliates and associates of any those persons. Section 203 of the DGCL makes it more difficult for an "interested stockholder" to implement various business combinations with Neoprobe for a three-year period, although Neoprobe's stockholders may vote to exclude it from the law's restrictions.

Classified Board. Neoprobe's certificate of incorporation and by-laws divide its board of directors into three classes with staggered three year terms. There are currently seven directors, three in two classes and one in the third. At each annual meeting of stockholders, the terms of one class of directors will expire and the newly nominated directors of that class will be elected for a term of three years. The board of directors will be able to determine the total number of directors constituting the full board of directors and the number of directors in each class, but the total number of directors may not exceed 17 nor may the number of directors in any class exceed six. Subject to these rules, the classes of directors need not have equal numbers of members. No reduction in the total number of directors or in the number of directors in a given class will have the effect of removing a director from office or reducing the term of any then sitting director. Stockholders may only remove directors for cause. If the board of directors increases the number of directors in a class, it will be able to fill the vacancies created for the full remaining term of a director in that class even though the term may extend beyond the next annual meeting. The directors will also be able to fill any other vacancies for the full remaining term of the director whose death, resignation or removal caused the vacancy.

    A person who has a majority of the voting power at a given meeting will not in any one year be able to replace a majority of the directors since only one class of the directors will stand for election in any one year. As a result, at least two annual meeting elections will be required to change the majority of the directors by the requisite vote of stockholders. The purpose of classifying the board of directors is to provide for a continuing body, even in the face of a person who accumulates a sufficient amount of voting power, whether by ownership or proxy or a combination, to have a majority of the voting power at a given meeting and who may seek to take control of Neoprobe without paying a fair premium for control to all of the owners of common stock. This will allow the board of directors time to negotiate with such a person and to protect the interests of the other stockholders who may constitute a majority of the shares not actually owned by that person. However, it may also have the effect of deterring third parties from making takeover bids for control of Neoprobe or may be used to hinder or delay a takeover bid.

LEGAL INSTRUMENT

    Neoprobe's certificate of incorporation is the legal instrument that created its stock and gives the express terms of the common and preferred stock. A copy of Neoprobe's certificate of incorporation is on file with the SEC. Neoprobe is incorporated in the state of Delaware, and has filed its certificate of incorporation with the Delaware Secretary of State. However, in order to fully understand the rights of the different classes of stock, you should also review Neoprobe's by-laws and its Shareholders rights Plan, both of which are also on file with the SEC, and consult with a lawyer who knows Delaware corporate law

TRANSFER AGENT

    The transfer agent for the common stock, and the rights agent for the stockholder rights plan is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004; telephone (212) 509-4000.

                       DOCUMENTS INCORPORATED BY REFERENCE

    The following documents that Neoprobe has filed or will file with the SEC are incorporated in this prospectus by reference:

1. Neoprobe's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as amended by Amendment No. 1 (SEC File Number 0-26520);

2. The description of the common stock contained in Neoprobe's Registration Statement on Form 8-A, as amended by Amendment No. 4 (SEC File Number 0-26520);

3. The description of the rights to purchase Series A preferred stock contained in Neoprobe's Registration Statement on Form 8-A (SEC File No. 0-26520); and

4. All documents subsequently filed by Neoprobe pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities hereunder.

    Neoprobe will provide to each person, including a beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Neoprobe will provide this information upon written or oral request and at no cost to the requester. Requests for this information must be made to: Brent L. Larson, Vice President--Finance and Administration; Neoprobe Corporation, 425 Metro Place North, Suite 400, Dublin, Ohio 43017; Telephone
(614) 793-7500

    You should not rely on a statement contained in any of these documents if a statement in this prospectus or in any other subsequently filed document which is also listed above modifies or supersedes it.

                                MORE INFORMATION

    Neoprobe files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any materials Neoprobe files with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    Neoprobe electronically files its reports, proxy statements and other information with the SEC through the SEC's EDGAR system. The SEC maintains a World Wide Web site on the Internet that contains the reports, proxy statements and other information filed by Neoprobe and other issuers who file electronically through the EDGAR system. The Internet address of this site (its uniform resource locator or URL) is http://www.sec.gov.

    This prospectus is part of a registration statement under the Securities Act of 1933 that Neoprobe has filed with the SEC. This Prospectus does not contain all of the information in the registration statement or any of the exhibits. You can learn more about Neoprobe and the common stock, by reading the entire registration statement, including any amendments, and the exhibits to the registration statement.

    The statements in this prospectus about the provisions of documents are summaries of the documents. Summaries, by their nature, omit details of documents. If you need to know the details of a document, you must read the original. In most cases, Neoprobe has filed the original document with the SEC. Summaries, by their nature, also interpret documents. The interpretations implied by the summaries of documents in this prospectus do not control the legal meaning of the documents, which will be determined by the parties to the document or the courts without referring to these summaries. If you need to interpret a document, you must read the original.

    This prospectus and the documents incorporated by reference are dated material. Even if we deliver any of them to you at a latter date, it does not mean that the information in those documents is correct at any time after their dates.

    Neoprobe has not authorized any broker, salesman or other person to give you any information or make any statements about Neoprobe, the Selling Shareholders, the common stock or its sale through this prospectus other than the information in this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses to be borne by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the common stock.

Registration Fee - Securities and Exchange Commission               $ 1,157.58
Accounting fees and expenses                                        $ 5,000.00
Legal fees and expenses                                             $ 7,000.00
Printing costs                                                      $   500.00
Miscellaneous                                                       $ 1,342.42
                                                                    ----------
Total                                                               $15,000.00

All expenses other than the Securities and Exchange Commission filing fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article V of Neoprobe's by-laws has provisions requiring Neoprobe to indemnify its officers, directors, employees and agents that are in substantially the same language as Section 145.

Article Nine, section (b), of Neoprobe's certificate of incorporation further provides that no director will be personally liable to Neoprobe or its stockholders for monetary damages or for any breach of fiduciary duty except for breach of the director's duty of loyalty to Neoprobe or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law (which imposes liability in connection with the payment of certain unlawful dividends, stock purchases or redemptions), or any amendment or successor provision thereto, or for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS.

The following exhibits are part of this Registration Statement:

(4)  INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS, INCLUDING INDENTURES

     4.1. See Articles FOUR, FIVE, SIX, SEVEN and EIGHT of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of Registrant's Annual Report on Form 10-K, dated March 31, 1999; Commission File No. 0-20676).

     4.2. See Articles II and VI and Section 2 of Article III and Section 4 of
          Article VII of the Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 99.4 of Registrant's Current Report on Form 8-K dated June 20, 1996; Commission File No. 0-20676).

     4.6. Rights Agreement dated as of July 18, 1995 between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 of the registration statement on Form 8-A; Commission File No. 0-20676).

(5)  OPINION REGARDING LEGALITY

     5.1. Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

(23) CONSENTS

     23.1.         Consent of KPMG LLP.

     23.2.         Consent of PricewaterhouseCoopers LLP.

     23.3. Consent of Benesch, Friedlander, Coplan & Aronoff LLP is set forth as part of Exhibit 5.1 above.*

(24) POWERS OF ATTORNEY

     24.1.         Powers of Attorney.*

     24.2.         Certified resolution of the Registrant's Board of Directors.*

ITEM 17. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan or distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on April 13, 1999.


                                             NEOPROBE CORPORATION

                                             By s/ David C. Bupp
                                             -------------------------------
                                             David C. Bupp, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 31, 1999 by the following persons in the capacities indicated.

SIGNATURES                                       CAPACITY

s/ David C. Bupp                 Director, President, Chief Executive Officer
-----------------------               (principal executive officer)
David C. Bupp

Brent L. Larson*                 Vice President, Finance and Chief Financial
-----------------------               Officer (principal financial and
Brent L. Larson                       accounting officer)

Julius R. Krevans*               Director, Chairman of the Board
-----------------------
Julius R. Krevans

                                 Director
-----------------------
Melvin D. Booth

John S. Christie*                Director
-----------------------
John S. Christie

Michael P. Moore*                Director
-----------------------
Michael P. Moore

J. Frank Whitley, Jr.*           Director
-----------------------
J. Frank Whitley, Jr.

James F. Zid*                    Director
-----------------------
James F. Zid

*By s/ David C. Bupp
-----------------------
David C. Bupp
Attorney-in-Fact